Exhibit 10.2

Execution Version

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Agent pursuant to this Agreement and the exercise of any right or remedy by the Agent hereunder are subject to the provisions of the Applicable Intercreditor Agreements. In the event of any conflict between the terms of any Applicable Intercreditor Agreement and this Agreement, the terms of the Applicable Intercreditor Agreement shall govern and control.

PLEDGE AND SECURITY AGREEMENT

dated as of January 6, 2016,

between

EACH OF THE GRANTORS PARTY HERETO

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

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Section 11.	Miscellaneous.	25

11.1	Notices.	25
11.2	No Waiver by Course of Conduct; Cumulative Remedies.	25
11.3	Successors and Assigns.	25
11.4	Counterparts.	25
11.5	Severability.	25
11.6	Integration/Conflict.	26
11.7	Amendments.	26
11.8	Intercreditor Governs.	26
11.9	APPLICABLE LAW.	26
11.10	CONSENT TO JURISDICTION/WAIVER OF JURY TRIAL.	26

SCHEDULE 1 — COMMERCIAL TORT CLAIMS

SCHEDULE 2 — EXCLUDED PROPERTY

EXHIBIT A — COPYRIGHT SECURITY AGREEMENT

EXHIBIT B — PATENT SECURITY AGREEMENT

EXHIBIT C — TRADEMARK SECURITY AGREEMENT

ii

This PLEDGE AND SECURITY AGREEMENT (as it may be amended, restated, amended and restated supplemented or otherwise modified from time to time, this “Agreement”), dated as of January 6, 2016, between EACH OF THE UNDERSIGNED GRANTORS, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor”), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“CS”), as collateral agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity as collateral agent, together with its successors and assigns, the “Collateral Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guarantee Agreement, dated as of the date hereof (as it may be amended, restated, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among KRATON POLYMERS LLC, a Delaware limited liability company (“Borrower”), KRATON PERFORMANCE POLYMERS, INC., a Delaware corporation (“Parent”), CERTAIN SUBSIDIARIES OF PARENT, as Guarantors, the LENDERS party thereto from time to time (the “Lenders”), CS, as Administrative Agent and as Collateral Agent and NOMURA SECURITIES INTERNATIONAL, INC. and DEUTSCHE BANK SECURITIES INC., as Syndication Agents; and

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and other Secured Parties as set forth in the Credit Agreement, each Grantor has agreed to secure the Obligations.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Collateral Agent agree as follows:

SECTION 1. DEFINITIONS.

1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Grantors” shall have the meaning assigned in Section 5.1.

“Agreement” shall have the meaning assigned in the recitals.

“Cash Proceeds” shall have the meaning assigned in Section 7.7.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Agent” shall have the meaning set forth in the preamble.

“Contract Rights” means all rights of any Grantor under each Contract, including, without limitation, (a) any and all rights to receive and demand payments under any or all Contracts, (b) any and all rights to receive and compel performance under any or all Contracts and (c) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” means all contracts between any Grantor and one or more additional parties (including, without limitation, any hedging agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Control” has the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.

“Copyright Security Agreement” shall mean a Copyright Security Agreement in substantially the form of Exhibit A.

“Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright whether published or unpublished, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all domestic rights corresponding to any of the foregoing.

“Credit Agreement” shall have the meaning set forth in the recitals.

“CS” shall have the meaning set forth in the preamble.

“Domain Name” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“Excluded Accounts” means the following: (a) Deposit Accounts that are zero balance disbursement accounts; (b) Deposit Accounts used solely to fund payroll, payroll taxes and similar employment taxes or employee benefits in the ordinary course of business; (c) other Deposit Accounts with an amount on deposit of less than $1,000,000 at any time in the aggregate for all such Deposit Accounts; (d) Deposit Accounts used to secure lease or tax obligations; and (e) Deposit Accounts and Securities Accounts holding proceeds from the sale of property that is not Collateral.

“Excluded Asset” shall mean any asset of any Grantor excluded from the Collateral pursuant to Section 2.2, but only to the extent, and for so long as, so excluded thereunder.

“Grantors” shall have the meaning set forth in the preamble.

“Intellectual Property Security Agreement” means any Copyright Security Agreement, Patent Security Agreement or Trademark Security Agreement.

“Intercreditor Agreement” shall mean the “ABL Intercreditor Agreement” as defined in the Credit Agreement.

“Licenses” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to (a) any and all written licensing agreements or similar arrangements in (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Trade Secrets or (v) Software and (b) all rights to sue for past, present, and future breaches thereof.

“Patent Security Agreement” shall mean a Patent Security Agreement in substantially the form of Exhibit B.

“Patents” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all domestic rights corresponding to any of the foregoing.

“Pledged Collateral” shall mean all Pledged Equity Interests, all Pledged Debt and all other all Instruments, Securities and other Investment Property owned by any Grantor, whether or not physically delivered to the Collateral Agent pursuant to this Agreement, whether now owned or hereafter acquired by such Grantor and any and all Proceeds thereof.

“Pledged Debt” shall mean all Indebtedness owed from time to time to any Grantor, whether or not evidenced by any Instrument, including the Intercompany Note and all other Indebtedness set forth in Section 4(b) and on Schedule C to the Perfection Certificate, issued by the obligors named therein, the instruments, if any, evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and any other participation or interests in any equity or profits of any business entity, including any trust and all management rights relating to any entity whose equity interests are included as Pledged Equity Interests.

“Pledged LLC Interests” shall mean all interests now owned or hereafter acquired by any Grantor in any limited liability company and each series thereof, including all limited liability company interests set forth on Schedule B to the Perfection Certificate, and the certificates, if any, representing such limited liability company interests and any interest of any Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and all rights as a member of the related limited liability company.

“Pledged Partnership Interests” shall mean all interests now owned or hereafter acquired by any Grantor in any general partnership, limited partnership, limited liability partnership or other partnership, including all partnership interests set forth on Schedule B to the

Perfection Certificate, and the certificates, if any, representing such partnership interests and any interest of any Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and all rights as a partner of the related partnership.

“Pledged Stock” shall mean all shares of capital stock now owned or hereafter acquired by any Grantor, including all shares of capital stock set forth on Schedule B to the Perfection Certificate, and the certificates, if any, representing such shares and any interest of any Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledged Trust Interests” shall mean all interests now owned or hereafter acquired in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule B to the Perfection Certificate, and the certificates, if any, representing such trust interests and any interest of any Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.

“Receivables” means the Accounts, Payment Intangibles, Chattel Paper and any other rights or claims to receive money that are General Intangibles or that are otherwise included as Collateral.

“Software” means computer programs, source code, object code and supporting documentation including “software” as such term is defined in Article 9 of the UCC, as well as computer programs that may be construed as included in the definition of Goods.

“Termination Date” means the date on which all Obligations (other than unasserted contingent indemnity claims) have been paid in full and all Commitments have terminated or expired.

“Trademark Security Agreement” shall mean a Trademark Security Agreement in substantially the form of Exhibit C.

“Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and logos, slogans and other similar indicia of origin and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all renewals of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing; and (e) all domestic rights corresponding to any of the foregoing.

“Trade Secrets” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to the following: (a) trade secrets or other confidential information, including unpatented inventions, invention disclosures, engineering or other data, production procedures, know-how, financial data, customer lists, supplier lists, business and marketing plans, processes, schematics, algorithms, techniques, analyses, proposals, source code, and data collections; (b) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims and payments for past and future infringements thereof; (c) all rights to sue for past, present and future infringements of the foregoing; and (d) all rights corresponding to any of the foregoing.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory Requirement of Law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States” shall mean the United States of America.

1.2 Definitions; Interpretation. (a) Each capitalized term used but not defined herein and defined in the Credit Agreement shall have the meaning assigned thereto in the Credit Agreement. Each term defined in the UCC and not defined herein shall have the meaning specified therein (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof), including, as if such terms were capitalized in the applicable Article of the UCC, the following terms: “Account”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Deposit Account”, “Document”, “Electronic Chattel Paper”, “Equipment”, “Fixture”, “General Intangible”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Payment Intangible”, “Proceeds”, “Security Entitlement”, “Securities Account”, “Supporting Obligation” and “Tangible Chattel Paper”).

(b) The rules of interpretation specified in Section 1.3 of the Credit Agreement also apply to this Agreement, mutatis mutandis. The terms “lease” and “license” shall include sub-lease and sub-license, as applicable. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GRANT OF SECURITY.

2.1 Grant of Security. As security for the payment or performance, as the case may be, in full of the Obligations when due (whether at the stated maturity, by acceleration or otherwise), each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor, including all of such Grantor’s right, title and interest in, to and under any and all of the following assets, in each case whether now owned or hereafter acquired and wherever located (collectively, the “Collateral”):

(a) Accounts and Payment Intangibles;

(b) Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper);

(c) Commercial Tort Claims now or hereafter described on Schedule 1;

(d) Contracts, together with all Contract Rights arising thereunder;

(e) Copyrights, Patents, Trademarks and Trade Secrets;

(f) Deposit Accounts, Securities Accounts and Commodity Accounts;

(g) Documents;

(h) Domain Names;

(i) Equipment

(j) Fixtures;

(k) General Intangibles;

(l) Instruments;

(m) Inventory;

(n) Investment Property;

(o) letters of credit and Letter-of-Credit Rights;

(p) Licenses;

(q) Money, cash and cash equivalents;

(r) Pledged Equity Interests;

(s) Receivables;

(t) Software and all recorded data of any kind or nature, regardless of the medium of recording;

(u) Goods not otherwise described above;

(v) Supporting Obligations relating to any of the foregoing;

(w) to the extent not otherwise included above, all other personal property of any kind, including, without limitation, any other contract rights or rights to the payment of money, insurance claims and proceeds and tort claims relating to the foregoing; and

(x) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing, together with all books and records, ledger cards, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

2.2 Excluded Collateral. Notwithstanding anything herein to the contrary, in no event shall the Collateral subject to this Agreement include or the security interest or lien granted under Section 2.1 attach to (a) any of the outstanding voting capital stock of a CFC in excess of 65% of the voting power of all classes of capital stock of such CFC entitled to vote; provided that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in a CFC without adverse tax consequences to Parent and its Subsidiaries, the Collateral shall include, and such security interest and lien shall attach to, such greater percentage of capital stock of each CFC, (b) all Commercial Tort Claims in an individual amount less than or equal to $10,000,000, (c) Margin Stock, (d) any asset to the extent and for so long as the grant of a security interest therein would be prohibited by a Requirement of Law or would require any Governmental Authorization (other than to the extent that any such prohibition or requirement would be rendered ineffective pursuant to the anti-non-assignment provisions of the UCC or other applicable law), (e) Equity Interests in any Person other than the Grantors to the extent not permitted by the terms of such Person’s organizational or joint venture documents (other than to the extent that any such restriction would be rendered ineffective pursuant to the anti-non- assignment provisions of the UCC or other applicable law), (f) Equity Interests in Unrestricted Subsidiaries, (g) in the case of assets consisting of licenses, leases, agreements or other contracts or assets that are subject to purchase money financing or capital leases, to the extent and for so long as the grant of security therein is prohibited or restricted by any Requirement of Law or by the terms of such license, lease, agreement or other contract (including anti-assignment provisions of any such contract) or would require the consent of a Governmental Authority or a third party that is party to such contract (unless such consent has already been received or the applicable third party has agreed to cooperate with the establishment of any secured financing) or would trigger termination of (or a right to terminate) any such contract pursuant to any “change of control” or similar provision or the ability for any third party to amend any rights, benefits and/or obligations of the Credit Parties in respect of those assets, or which would require any Credit Party or any Subsidiary of any Credit Party to take any action materially adverse to the interests of such Credit Party or such Subsidiary (in each case, to the extent applicable and other than to the extent that any of the foregoing would be rendered ineffective pursuant to the anti-non-assignment provisions of the UCC or other applicable law), (h) any other asset to the extent that the cost, burden, difficulty or consequence (including any effect on the ability of the relevant Credit Party to conduct its operations and business in the ordinary course) of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby, as reasonably determined by the Borrower and the Collateral Agent (it being acknowledged that the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the Borrower and the Collateral Agent reasonably determine that the benefit to the Lenders of increasing the guaranteed or secured amount is disproportionate to the level of such fee, taxes and duties), (i) any asset to the extent that the grant of a security interest therein would result in materially adverse tax consequences to Parent and its Subsidiaries, as reasonably determined by the Borrower in consultation with the Collateral Agent , (j) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” and any other Intellectual Property in any jurisdiction where, with respect thereto, the grant of a security interest therein would cause the invalidation, abandonment or unenforceability of such Intellectual Property under applicable law; provided, however, that any Proceeds, products, substitutions or replacements of Excluded Assets shall not constitute Excluded Assets unless such Proceeds, products, substitutions or replacements would themselves constitute Excluded Assets, (k) property described on Schedule 2 and (l) through January 31, 2016, the Equity Interests in Arizona Chemical Aktiebolag; provided that, for the avoidance of doubt, following January 31, 2016, such security interest and lien shall attach to the Equity Interests in Arizona Chemical Aktiebolag subject to the other clauses of this Section 2.2 and only to the extent owned by a Grantor.

Further, (a) no Grantor shall be required to take any action with respect to the perfection of security interests in any assets located, applied for, registered or otherwise arising under the law of any jurisdiction outside of the United States, and no foreign law security or pledge agreements or foreign Intellectual Property filings or searches shall be required, (b) the Credit Parties shall not be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, (c) perfection by control shall not be required with respect to assets requiring perfection through control agreements or other control arrangements, including deposit, securities and Commodities Accounts (except to the extent required pursuant to Section 4.1(i), the ABL Loan Documents or the Intercreditor Agreement), provided that the foregoing shall not apply to delivery of pledged Equity Interests and pledged promissory notes (other than pledged Equity Interests in Immaterial Subsidiaries and any pledged promissory note with a face amount of less than $5,000,000), and (d) no actions shall be required to perfect the grant of the security interest in vehicles and any other assets subject to certificates of title or ownership, commercial tort claims and letter of credit rights, in each case except to the extent perfection of a security interest therein may be accomplished by the filing of financing statements under the UCC.

SECTION 3. GRANTORS REMAIN LIABLE.

3.1 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the leases, licenses, contracts or other agreements included in the Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any such agreement by reason of or arising out of this Agreement or any other document relating hereto, nor shall the Collateral Agent or any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any such agreement, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any lease, license, contract or other agreement included in the Collateral.

SECTION 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

4.1 Representations and Warranties. The Grantors, jointly and severally, represent and warrant to the Collateral Agent, for the benefit of the Secured Parties on the Closing Date and each Credit Date, that:

(a) Title, Perfection and Priority; Filing Collateral. This Agreement is effective to create a legal, valid and enforceable Lien on and security interest in the Collateral in which a security interest may be perfected by filing a financing statement under the UCC in favor of the Collateral Agent for the benefit of the Secured Parties, except, as to enforceability, as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability as well as principles of good faith and fair dealing, and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Credit Documents (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Grantor, in each case in favor of the Collateral Agent, for the benefit of the Secured Parties), the Collateral Agent will have a fully perfected First Priority Lien on such Collateral.

(b) Names, Type and Jurisdiction of Organization, Organizational and Identification Numbers.

(i) (A) The exact legal name of each Grantor, as such name appears in its respective Organizational Documents filed with the Secretary of State of such Grantor’s jurisdiction of organization, is set forth in Section 1 of the Perfection Certificate and (B) each Grantor is the type of entity disclosed next to its name in Section 1 of the Perfection Certificate. Also set forth in Section 1 of the Perfection Certificate is the organizational identification number, if any, of each Grantor, the Federal Taxpayer Identification Number, if any, of each Grantor. Set forth in Section 2(a) of the Perfection Certificate is the jurisdiction of organization of each Grantor.

(ii) Except as otherwise disclosed in Section 1 of the Perfection Certificate, set forth in Section 2(e) to the Perfection Certificate is any other legal name that any Grantor has had in the five years preceding the date of the Perfection Certificate, together with the date of the relevant change.

(iii) Set forth in Section 2(c) to the Perfection Certificate is a list of all entities to which any Grantor became the successor by merger, consolidation or acquisition at any time within the five years preceding the date of the Perfection Certificate.

(iv) Except as disclosed in the Perfection Certificate, no Grantor has changed its jurisdiction of organization or form or nature of organization at any time during the five years preceding the date of the Perfection Certificate.

(c) Locations.

(i) The chief executive office of each Grantor is currently located at the address set forth for such Grantor in Section 3(a) of the Perfection Certificate.

(ii) Set forth in Section 3(c) of the Perfection Certificate opposite the name of each Grantor are all locations (other than those listed in Section 3(a) of the Perfection Certificate) in the United States of America where such Grantor maintains any books and records relating to accounts receivable, Contract Rights, Chattel Paper and General Intangibles.

(d) Accounts and Chattel Paper. The names of the obligors, amounts owing and due dates with respect to each Grantor’s Accounts and Chattel Paper that are Collateral are correctly stated in all material respects in the records of such Grantor relating thereto and, to the extent they have been created, in all invoices, to the extent that such records and invoices are required to be furnished to the Collateral Agent by such Grantor from time to time.

(e) Inventory and Equipment. As of the date specified in the related section of the Perfection Certificate,

(i) Inventory and Equipment (other than Inventory and Equipment in transit) with a value in excess of $500,000 located in the United States with a consignee in possession of such Inventory and Equipment are kept at the locations listed in Section 3(e) of the Perfection Certificate.

(ii) Inventory and Equipment (other than Inventory and Equipment in transit) with a value in excess of $2,000,000 located in the United States with a warehousemen, bailee or any other third party (other than consignees) in possession of such Inventory and Equipment are kept at the locations listed in Section 3(f) of the Perfection Certificate.

(f) Intellectual Property.

(i) Attached as Schedule D to the Perfection Certificate is (A) a schedule setting forth, as of the date hereof, all of each Grantor’s (y) Patents and Trademarks registered with (or applied for in) the United States Patent and Trademark Office (including Trademarks that would constitute Collateral upon the filing of a “Statement of Use” or an “Amendment to Allege Use” with respect thereto), including the name of the registered owner and the registration number (or, if applicable, the applicant and the application number) of each such Patent and Trademark and (z) United States Copyrights registered with (or applied for in) the United States Copyright Office, including the name of the registered owner and the registration number (or, if applicable, the applicant and the application number) of each such Copyright and (B) each Grantor’s Licenses.

(ii) Upon filing of appropriate financing statements with the Secretary of State (or equivalent office) of the state of organization of such Grantor and the filing of this Agreement (or appropriate Intellectual Property Security Agreement) with the United States

Copyright Office or the United States Patent and Trademark Office, as applicable, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected First Priority Lien on the Collateral constituting United States issued Patents, United States registered Trademarks and registered Copyrights (and applications therefor) under the UCC and the laws of the United States, and such perfected security interests shall be enforceable as such as against any and all creditors of and purchasers from the Grantors, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability as well as principles of good faith and fair dealing.

(iii) The Grantors are not aware of any third-party claim (A) that any of its owned Patent, Trademark or Copyright registrations or applications is invalid or unenforceable, or (B) challenging any Grantor’s rights to such registrations and applications, and no Grantor is aware of any basis for such claims, other than, in each case, to the extent any such third-party claims could not reasonably be expected to have a Material Adverse Effect.

(g) Pledged Collateral.

(i) Attached as Schedule B to the Perfection Certificate is a true and correct list of all of the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests that is owned by each Grantor and constitutes Collateral and the record and beneficial owner of such stock, partnership interests, membership interests or other Equity Interests.

(ii) Set forth in Section 4(b) and attached as Schedule C to the Perfection Certificate is a true and correct list of all promissory notes and other evidence of Indebtedness held by any Grantor that are required to be pledged under this Agreement (other than checks to be deposited in the ordinary course of business and evidence of indebtedness held in a Securities Account).

(iii) Each Grantor further represents and warrants that (A) all Pledged Equity Interests of Subsidiaries have been (to the extent such concepts are relevant with respect to such Pledged Collateral) duly authorized and validly issued by the issuer thereof and is fully paid and non-assessable, (B) with respect to any certificates delivered to the Collateral Agent (or its bailee) representing Equity Interests, either such certificates are Securities as defined in Article 8 of the UCC as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Grantor has taken the necessary steps so that the Collateral Agent (or its bailee) may take steps to perfect its security interest therein as a General Intangible and (C) all certificates or instruments representing or evidencing the Pledged Collateral, subject to the requirements of Section 5.9 of the Credit Agreement and Section 4.2(d) hereof, have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected First Priority Lien therein.

(h) Commercial Tort Claims. No Grantor has any commercial tort claims on the date hereof for which such Grantor has filed a complaint in a court of competent jurisdiction, individually in excess of $10,000,000 other than those described on Schedule 1.

(i) Deposit Accounts and Securities Accounts. Attached as Schedule A to the Perfection Certificate is a true and correct list of all Deposit Accounts, Securities Accounts, brokerage accounts, Commodity Accounts and similar accounts (other than Excluded Accounts) of each Grantor with, in each case, cash in excess of or assets with a value in excess of $500,000 (or equivalent in another currency), including the type of account, account number, name and address of bank or intermediary (as applicable). Except as otherwise provided for in the Credit Agreement or the Intercreditor Agreement, the Collateral Agent has a security interest in each Deposit Account, Securities Account, brokerage account, Commodity Account and any similar account (other than an Excluded Account), which security interest shall be perfected by control (within the meaning of Section 9-104 of the UCC), in accordance with the terms of the Credit Agreement and the Intercreditor Agreement.

(j) Recourse. This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Credit Documents and otherwise in writing in connection herewith and therewith.

Notwithstanding anything to the contrary, no representation or warranty made or deemed made pursuant to this Section 4.1 shall be deemed to be incorrect solely by virtue of the failure of any Grantor to modify or supplement any schedule identified in this Section 4.1 so long as, at the time such representation and warranty is made or deemed made, the date by which such Grantor is required to make such modification or supplement under the Credit Documents shall not have passed.

4.2 Covenants and Agreements. From the date hereof, and thereafter until the Termination Date:

(a) Authorization to File Financing Statements and IP Filings. Each Grantor hereby authorizes the Collateral Agent to file, and, if requested agrees to execute (to the extent necessary under the UCC of the applicable jurisdiction) and deliver to the Collateral Agent, all financing statements, in form appropriate for filing under the UCC of the relevant jurisdiction, and other documents and take such other actions as may from time to time be reasonably requested by the Collateral Agent in order to establish and maintain a First Priority, valid, enforceable (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability as well as principles of good faith and fair dealing) and perfected security interest in and, with respect to Pledged Collateral to the extent required under Section 4.2(d), Control of, the Collateral. The Borrower and each Grantor agree that the Borrower shall pay any applicable filing fees, recordation fees, recordation taxes and related expenses relating to the Collateral in accordance with Section 10.2 of the Credit Agreement. Any financing statement filed by the Collateral Agent may be filed in any filing office in any applicable UCC jurisdiction and may (i) be filed without the signature of such Grantor where permitted by law, (ii) indicate the Collateral (A) as all assets of the applicable Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (B) by any other description which reasonably approximates the description contained in this Agreement, and (iii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) in each case to the extent applicable, whether the Grantor is an organization, the type of organization and any organization identification number, if any, issued to the Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates. Each Grantor also agrees to furnish any such information to the Collateral Agent promptly upon request. Each Grantor further authorizes the Collateral Agent to file this Agreement (or appropriate Intellectual Property Security Agreements) with the United States Patent and Trademark Office or United States Copyright Office (or any successor office in the United States) in order to evidence or perfect the security interest granted hereunder by each Grantor in the Collateral consisting of United States issued/registered and applied-for Patents, Trademarks, Copyrights or exclusive Licenses with respect to registered Copyrights granted to a Grantor, with or without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as a secured party.

(b) Further Assurances. Each Grantor agrees, at the expense of the Borrower in accordance with Section 10.2 of the Credit Agreement, to take any and all actions reasonably necessary to defend title to the Collateral against all Persons (other than Persons holding Permitted Liens on such Collateral that have priority over, or are pari passu with, the Collateral Agent’s Lien) and to defend the security interest of the Collateral Agent in the Collateral and the priority thereof against any Lien that is not a Permitted Lien.

(c) Change of Name, Etc. Following delivery of any notice required by Section 5.1(i) of the Credit Agreement, the relevant Grantor shall promptly make all filings required under the UCC or other applicable law and take all other actions reasonably requested by the Collateral Agent and deemed by the Collateral Agent to be necessary or reasonable and appropriate to ensure that the Collateral Agent shall continue at all times following such change to have a valid, legal, enforceable (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability as well as principles of good faith and fair dealing) and perfected First Priority Lien in such Collateral for its benefit and the benefit of the other Secured Parties.

(d) Pledged Collateral.

(i) Delivery of Certificated Securities, Tangible Chattel Paper, Instruments and Documents. Each Grantor will (except as otherwise permitted by Section 5.15 of the Credit Agreement and other than pledged Equity Interests in Immaterial Subsidiaries and any pledged promissory note with a face amount of less than $5,000,000), (A) on the Closing Date, deliver to the Collateral Agent (or, with respect to ABL Priority Collateral, the ABL Administrative Agent in accordance with the Intercreditor Agreement) for the benefit of the Secured Parties, the originals of all (x) certificated Securities and (y) Tangible Chattel Paper and Instruments, in each case under this clause (y), having an individual face amount in excess of $5,000,000, but in each case under clauses (x) and (y), constituting Pledged Collateral owned by such Grantor as of the Closing Date, accompanied by undated instruments of transfer or assignment duly executed in blank, (B) after the Closing Date, hold in trust for the Collateral Agent (or, with respect to ABL Priority Collateral, the ABL Administrative Agent in accordance with the Intercreditor Agreement) upon receipt and, on or prior to the later to occur of (1) 30 days following the date of such receipt and (2) the next date required for delivery of a Compliance Certificate following such receipt (or such later date as may be acceptable to the Collateral Agent or ABL Administrative Agent, as applicable, in its reasonable discretion), deliver to the Collateral Agent (or, with respect to ABL Priority Collateral, the ABL Administrative Agent in accordance with the Intercreditor Agreement) for the benefit of the Secured Parties any (x) certificated Securities and (y) Tangible Chattel Paper and Instruments, in each case under this clause (y), having an individual face amount in excess of $5,000,000 in the aggregate, in each case under clauses (x) and (y) constituting Pledged Collateral received during such Fiscal Quarter, accompanied by undated instruments of transfer or assignment duly executed in blank and (C) upon the occurrence and during the continuance of an Event of Default and upon the Collateral Agent’s (or, with respect to ABL Priority Collateral, the ABL Administrative Agent’s in accordance with the Intercreditor Agreement) request, deliver to the Collateral Agent or ABL Administrative Agent, as applicable, and thereafter hold in trust for the Collateral Agent upon receipt and promptly deliver to the Collateral Agent (or, with respect to ABL Priority Collateral, the ABL Administrative Agent in accordance with the Intercreditor Agreement) any other certificated Securities, Tangible Chattel Paper or Document evidencing or constituting Collateral.

(ii) Uncertificated Securities and Pledged Collateral. With respect to (A) any partnership interest or limited liability company interest of any Grantor not represented by a certificate and/or which is not a Security for purposes of the UCC, such Grantor shall not permit any issuer of such partnership interests or limited liability company interests to (x) enter into any agreement with any Person, other than the Collateral Agent, whereby such issuer effectively delivers “control” of such partnership interests or limited liability company interests (as applicable) under the UCC to such Person, or (y) allow such partnership interests or limited liability company interests (as applicable) to become Securities unless, in the case of this clause (y), the issuer of such interests issues certificates representing such Securities and such Grantor complies with the procedures set forth in Section 4.2(d)(i) within the time period prescribed therein.

(iii) Registration in Nominee Name; Denominations. Subject to the terms of the Intercreditor Agreement, the Collateral Agent, on behalf of the Secured Parties, shall hold certificated Pledged Collateral required to be delivered to the Collateral Agent under Section 4.2(d)(i) in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent, but following the occurrence and during the continuance of an Event of Default and upon three Business Days’ notice to the Borrower, the Collateral Agent shall have the right (in its sole and absolute discretion) to hold the Pledged Collateral in its own name as pledgee, or in the name of its nominee (as pledgee or as sub-agent). Following the occurrence and during the continuance of an Event of Default and upon three Business Days’ notice to the Borrower, the Collateral Agent shall at all times have the right to exchange the certificates representing Pledged Collateral for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

(iv) Exercise of Rights in Pledged Collateral.

(A) Without in any way limiting the foregoing and subject to clause (B) below, each Grantor shall have the right to exercise all voting rights or other rights relating to the Pledged Collateral for all purposes not inconsistent with this Agreement, the Credit Agreement or any other Credit Document;

(B) each Grantor will permit the Collateral Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default to exercise the rights and remedies provided under Section 7.1(a)(v) (subject to the notice requirements set forth therein); and

(C) subject to Section 7.1(a)(v), each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral; provided that any non-cash dividends or other distributions that would constitute Pledged Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Collateral or received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall, to the extent constituting Collateral, be and become part of the Pledged Collateral, and, if received by any Grantor, shall be delivered to the Collateral Agent as and to the extent required by Section 4.2(d)(i). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to the applicable Grantor (without recourse and without any representation or warranty) any Pledged Collateral in its possession if requested to be delivered to the issuer thereof in connection with any redemption or exchange of such Pledged Collateral permitted by the Credit Agreement.

(e) Intellectual Property. (i) Upon the occurrence and during the continuance of an Event of Default and upon the written request of the Collateral Agent, each Grantor will (A) use its commercially reasonable efforts to obtain all consents and approvals necessary or appropriate for the assignment to or for the benefit of the Collateral Agent of any License held by such Grantor to enable the Collateral Agent to enforce the security interests granted hereunder and (B) to the extent required pursuant to any material License under which such Grantor is the licensee, deliver to the licensor thereunder any notice of the grant of security interest hereunder or such other notices required to be delivered thereunder in order to permit the security interest created or permitted to be created hereunder pursuant to the terms of such License.

(ii) Each Grantor shall notify the Collateral Agent promptly if it knows that any application or registration of any Patent, Trademark, Copyright or Domain Name (now or hereafter existing) included in the Collateral has become abandoned or dedicated to the public, or of any determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court in the United States) abandoning such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same, except, in each case, for dispositions of Intellectual Property permitted under the Credit Agreement (including discontinuing the use or maintenance of, failing to pursue, or otherwise abandoning, allowing to lapse, terminating or putting into the public domain such Intellectual Property) or where such occurrences individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(iii) In the event that a Grantor (A) files an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the United States which is part of the Collateral, (B) otherwise acquires Collateral comprised of any Patent, Trademark or Copyright registered or applied for with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in the United States, or (C) files a “Statement of Use” or “Amendment to Allege Use” with respect to any “intent-to-use” Trademark application of such Grantor, it shall, on or prior to the later to occur of (y) 30 days following the date of such filing or acquisition and (z) the next date required for delivery of a Compliance Certificate following such filing or acquisition or, in each case, such later date as may be acceptable to the Collateral Agent in its discretion), provide the Collateral Agent with written notice thereof and, upon request of the Collateral Agent, such Grantor shall execute and deliver to the Collateral Agent the appropriate supplemental Intellectual Property Security Agreements to evidence the Collateral Agent’s security interest in such material United States Patent, Trademark (other than “intent to use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use”) or Copyright of such Grantor relating thereto or represented thereby.

(iv) Each Grantor shall take all actions necessary or reasonably requested by the Collateral Agent to maintain and pursue each application and to obtain and maintain the registration of the United States Patents, Trademarks, Copyrights and Domain Names (now or hereafter existing) included in the Collateral, except where failure to do so (A) could not reasonably be expected to result in a Material Adverse Effect or (B) is otherwise permitted under the Credit Agreement. For the avoidance of doubt, the foregoing shall not prevent any Grantor from taking, nor obligate any Grantor to take, any action inconsistent with Section 6.7 of the Credit Agreement.

(v) Each Grantor shall (i) promptly notify the Collateral Agent of any infringement or misappropriation of such Grantor’s Patents, Trademarks, Copyrights or Trade Secrets of which it becomes aware and (ii) take all actions that are reasonable and appropriate under the circumstances to protect such Patent, Trademark, Copyright or Trade Secret, except, in each case, where such Grantor’s failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(f) Insurance. Except to the extent otherwise permitted to be retained by any Grantor or applied by such Grantor pursuant to the terms of the Credit Documents, the Collateral

Agent shall, at the time any proceeds of any insurance are distributed to the Secured Parties, apply such proceeds in accordance with Section 7.2 hereof. Each Grantor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Grantor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Grantor.

(g) Commercial Tort Claims. Within forty-five (45) days after the date of any additional Commercial Tort Claims for which a Grantor has filed a complaint in a court of competent jurisdiction, individually in excess of $10,000,000 arising since Schedule 1 was last delivered, such Grantor shall provide the Collateral Agent with an amended or supplemented Schedule 1 to reflect such additional Commercial Tort Claims.

SECTION 5. ADDITIONAL GRANTORS.

5.1 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing and delivering to the Collateral Agent a fully completed Counterpart Agreement. Upon execution and delivery by the Collateral Agent and any Additional Grantor of a Counterpart Agreement, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Subsidiary of Parent to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including the following:

(a) upon the occurrence and during the continuance of any Event of Default and with advance written notice to the applicable Grantor, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;

(b) upon the occurrence and during the continuance of any Event of Default and with advance written notice to the applicable Grantor, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or advisable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry in the United States, appropriate evidence of the lien and security interest granted herein in any Intellectual Property included in the Collateral that is registered in such registry in the name of such Grantor as debtor;

(g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(h) generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might.

Notwithstanding anything in this Section 6.1 to the contrary, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section unless an Event of Default has occurred and is continuing.

6.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents (each a “Related Person”) shall be responsible to any Grantor for any act or failure to act hereunder, except for those due to (a) bad faith, gross negligence or willful misconduct or (b) a material breach of its express obligations hereunder, in each case, of the Collateral Agent or any of its Related Persons and as determined by a court of competent jurisdiction in a final and unappealable judgment.

6.3 Appointment Pursuant to Credit Agreement. The Collateral Agent has been appointed as collateral agent pursuant to Section 9.1 of the Credit Agreement. The rights, duties, privileges, immunities and indemnities of the Collateral Agent hereunder, including, without limitation, the provisions relating to resignation or removal of the Collateral Agent, are subject to the provisions of the Credit Agreement, which are incorporated herein by this reference, and shall survive any termination of the Credit Agreement.

SECTION 7. REMEDIES.

7.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously, in each case, in accordance with the Intercreditor Agreement and to the extent permitted by applicable law:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems commercially reasonable;

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable; and

(v) upon three Business Days’ prior written notice to the Grantors, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, exercise the voting and all other rights as a holder with respect thereto (including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any Capital Stock or Investment Property constituting Pledged Collateral), collect and receive all cash dividends, interest, principal and other distributions made thereon and otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof.

(b) The Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private sale (to the extent that the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any law now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose, to the extent permitted by applicable law, of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency, subject in the case of attorneys’ fees in all respects to the reimbursement obligations as set forth in the Credit Agreement. Nothing in this Section 7.1 shall in any way limit the rights of the Collateral Agent hereunder.

(c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) The Collateral Agent shall have no obligation to marshal any of the Collateral.

7.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, the Intercreditor Agreement, or the Credit Agreement, all proceeds received by the Collateral Agent in respect of any sale of, any collection from or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Administrative Agent and Collateral Agent and each of their agents and counsel, and all other expenses, liabilities and advances made or incurred by each of the Administrative Agent and the Collateral Agent in connection therewith, and all amounts for which the Administrative Agent and the Collateral Agent is entitled to indemnification hereunder (in its capacity as the Administrative Agent or the Collateral Agent, as applicable, and not as a Lender) and all advances made by each of the Administrative Agent and the Collateral Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the Administrative Agent and the Collateral Agent in connection with the exercise of any right or remedy hereunder or under any other Credit Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Secured Parties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of the applicable Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

7.3 Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, the Grantors will be credited only with payments actually made by the purchaser and received by the Collateral Agent. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the Grantors shall be credited with proceeds of the sale.

7.4 Account Verification; Compromise and Collection.

(a) The Collateral Agent may at any time and from time to time following the occurrence and during the continuance of an Event of Default (in accordance with the Intercreditor Agreement) and upon three Business Days’ prior written notice to the Borrower, in the Collateral Agent’s own name, in the name of a nominee of the Collateral Agent, or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with the account debtors of such Grantor, parties to contracts with such Grantor and obligors in respect of Instruments of such Grantor to verify with such Persons, to the Collateral Agent’s reasonable satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, payment intangibles and/or other Receivables that are Collateral.

(b) Each Grantor agrees that the Collateral Agent may at any time and from time to time (in accordance with the Intercreditor Agreement), if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its discretion exercised in good faith shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

7.5 Pledged Collateral. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit any Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if any Grantor and the issuer would agree to do so.

7.6 Intellectual Property Remedies.

(a) For the purpose of enabling the Collateral Agent to exercise the rights and remedies under this Article 7 upon the occurrence and during the continuance of an Event of Default and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent a power of attorney to sign any document which may be required by the United States Patent and Trademark Office, the United States Copyright Office or similar registrar in order to effect an absolute assignment of all right, title and interest in each registered Patent, Trademark, Domain Name, and Copyright and each application for such registration, and record the same, in each case included in the Collateral. If an Event of Default shall occur and be continuing, the Collateral Agent may (i) declare the entire right, title and interest of such Grantor in and to each Patent, Trademark, Domain Name, Copyright or Trade Secret, in each case included in the Collateral, vested in the Collateral Agent for the benefit of the Secured Parties, in which event such rights, title and interest shall immediately vest, in the Collateral Agent for the benefit of the Secured Parties, and the Collateral Agent shall be entitled to exercise the power of attorney referred to in this Section 7.6 to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) sell any Grantor’s Inventory directly to any Person, including without limitation Persons who have previously purchased any Grantor’s Inventory from such Grantor and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Agreement, and may (subject to any restrictions contained in applicable third party licenses entered into by a Grantor) sell Inventory which bears any Trademark that is either owned by such Grantor and included in the Collateral or is licensed to such Grantor, and any Inventory that is either covered by any Copyright owned by such Grantor and included in the Collateral or is licensed to such Grantor, and the Collateral Agent may finish any work in process and affix any such relevant Trademark owned by or licensed to any Grantor thereto and sell such Inventory as provided herein, provided that (A) all goodwill arising from any such use of any such Trademark shall inure to the benefit of the Grantor and (B) the use of any such Trademark shall be subject to reasonable quality controls; (iii) direct such Grantor to refrain, in which event such Grantor shall refrain, from using any Patent, Trademark, Domain Name, Copyright, and Trade Secret included in the Collateral in any manner whatsoever, directly or indirectly; and (iv) assign or sell the Patents, Trademarks, Copyrights, Domain Names, and Trade Secrets included in the Collateral, as well as the goodwill of such Grantor’s business symbolized by such Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which such Trademarks or Domain Names have been used.

(b) Each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license to its right to use, license or sublicense any Patents, Trademarks (subject to reasonable quality controls), Copyrights, Domain Names and Trade Secrets now owned or hereafter acquired by such Grantor and included in the Collateral, wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for compilation or printout thereof; provided, however, that any license or sublicense under the Grantors’ confidential information or Trade Secrets shall include reasonable and customary terms to protect such Intellectual Property. The use of the license granted pursuant to the preceding sentence to the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuance of an Event of Default and for the sole purpose of enabling the Collateral Agent to exercise its rights and remedies under this Article 7 and only at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies; provided, however, that any license, sublicense or other transaction entered into by the Collateral Agent in accordance with this clause (b) shall be binding upon each Grantor notwithstanding any subsequent or cure of an Event of Default.

7.7 Cash Proceeds. In addition to the rights of the Collateral Agent specified in Section 7.4 with respect to payments of Receivables, if an Event of Default shall have occurred and be continuing, then at the request of the Collateral Agent all proceeds of any Collateral received by any Grantor consisting of Cash or Cash Equivalents (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent. Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Obligations (whether matured or unmatured) and (ii) if an Event of Default shall have occurred and be continuing, may, in the discretion exercised in good faith of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by the Collateral Agent for the ratable benefit of the applicable Secured Parties against the Obligations then due and owing.

SECTION 8. COLLATERAL AGENT.

The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement, the Credit Agreement and the Intercreditor Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section.

SECTION 9. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS; RELEASE OF COLLATERAL.

This Agreement shall create a continuing security interest in the Collateral, shall remain in full force and effect until the Termination Date, shall be binding upon each Grantor, its successors and assigns, and shall inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. When the Termination Date has occurred or as otherwise expressly contemplated by this Agreement or the Credit Agreement, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Without limiting the generality of the foregoing, it is acknowledged that the Grantors will be automatically released from their Obligations under this Agreement and the Credit Agreement and from the security interests pledged by them under the Collateral Documents upon consummation of transactions permitted under the Credit Agreement (including a merger, consolidation or liquidation or a permitted Asset Sale, other than with respect to such transactions among Credit Parties) and Liens to secure the Obligations will be automatically released upon sales, dispositions or other transfers by Grantors permitted under the Credit Agreement, other than with respect to such transactions among Credit Parties. In the event that any action is necessary or required to evidence any such release, the Secured Parties irrevocably authorize the Administrative Agent and Collateral Agent to take any such action, in each case at Grantor’s expense, including:

(a) to release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Credit Document (i) upon termination of all Commitments and payment in full of all Obligations, (ii) that is transferred or to be transferred as part of or in connection with any sales, dispositions or other transfers by Grantors not prohibited under the Credit Agreement or under any other Credit Document, other than with respect to such transactions among Credit Parties or (iii) if approved, authorized or ratified in writing in accordance with Section 10.5 of the Credit Agreement;

(b) to release any Grantor from its obligations under this Agreement or the Credit Agreement if such Person ceases to be a Subsidiary, Guarantor or a Grantor as a result of a transaction permitted under the Credit Agreement;

(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.2 of the Credit Agreement; and

(d) to deliver to the applicable Grantor (or as directed by such Grantor) any certificates or instruments (as defined in the UCC) in the possession of the Collateral Agent or the termination of any control agreement for which its Lien is released or subordinated.

SECTION 10. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its Affiliates shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.

SECTION 11. MISCELLANEOUS.

11.1 Notices. Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement.

11.2 No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

11.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder.

11.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.5 Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.6 Integration/Conflict. This Agreement and the other Credit Documents constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

11.7 Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.5 of the Credit Agreement; provided that the Collateral Agent may, without the consent of any Secured Party, consent to a departure by any Grantor from any covenant of such Grantor set forth herein to the extent such departure is consistent with the authority of the Collateral Agent set forth in Section 8 above.

11.8 Intercreditor Governs. Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Applicable Intercreditor Agreement.

11.9 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

11.10 CONSENT TO JURISDICTION/WAIVER OF JURY TRIAL. THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

KRATON POLYMERS LLC
KRATON PERFORMANCE POLYMERS, INC.
ELASTOMERS HOLDINGS LLC
KRATON POLYMERS U.S. LLC
KRATON POLYMERS CAPITAL CORPORATION
AZ CHEM US HOLDINGS INC.
AZ CHEM INTERMEDIATE INC.
AZ CHEM US INC.
ARIZONA CHEMICAL COMPANY, LLC
ARIZONA CHEMICAL HOLDINGS
CORPORATION

By:	/s/ Stephen E. Tremblay
Name:	Stephen E. Tremblay
Title:	Executive Vice President & Chief Financial Officer

Signature Page to Pledge and Security Agreement

CREDIT SUISSE AG, CAYMAN
ISLANDS BRANCH, as Collateral Agent

By:	/s/ Christopher Day
Name:	Christopher Day
Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
Name:	Karim Rahimtoola
Title:	Authorized Signatory

Signature Page to Pledge and Security Agreement